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                                                                  EXHIBIT 5.1(b)

                 [SIDLEY AUSTIN BROWN & WOOD LLP LETTERHEAD]


                                                June 18, 2001
Michigan Consolidated Gas Company
500 Griswold Street
Detroit, Michigan 48226


Ladies and Gentlemen:

      We have acted as special counsel as to the laws of the State of New York in connection with the filing by Michigan Consolidated Gas Company, a Michigan corporation (the "Company"), of a Registration Statement on Form S-3 (the "Registration Statement") relating to $360,000,000 aggregate initial public offering price of its senior debt securities (the "Senior Debt Securities"). The Senior Debt Securities will be issued under a Senior Indenture, dated as of June 1, 1998, as amended, supplemented or modified from time to time, between the Company and Citibank, N.A, as trustee (the "Senior Indenture"), and will be secured by the pledge by the Company of First Mortgage Bonds issued under and ratably secured by the Indenture of Mortgage and Deed of Trust, dated as of March 1, 1944, as supplemented and amended, including in particular by the Twenty-ninth Supplemental Indenture providing for, among other things, the modification and restatement of said Indenture, between the Company and Citibank, N.A., as the mortgage trustee, and Robert T. Kirchner, as the individual trustee.

      We have examined such documents and records and made such investigation as we deemed appropriate or necessary, including examining the Registration Statement and Senior Indenture.

      Based upon the foregoing, subject to the limitations set forth herein and having regard for such legal considerations as we deem relevant, we are of the opinion that when the Senior Debt Securities have been duly executed and authenticated in accordance with the terms of the Indenture and, if applicable, a supplemental indenture thereto, and issued and sold as contemplated in the Registration Statement, the Senior Debt Securities will constitute legal, valid and binding obligations of the Company subject to (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and similar laws of general application relating to or affecting the enforcement of creditors' rights and
(ii) the effect of general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, whether considered in a proceeding in equity or at law.

      This opinion is confined to and is given on the basis of the laws of the State of New York as they exist on the date hereof. In giving this opinion, we have, with your permission, relied as to matters of Michigan law upon the opinion of Thomas A. Hughes, Associate General Counsel of the Company.
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June 18, 2001
Michigan Consolidated Gas Company
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      We hereby consent to the filing of this opinion as an exhibit to the
Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.


                                              Very truly yours,


                                              /s/ SIDLEY AUSTIN BROWN & WOOD LLP